NEWS RELEASE
5847 San Felipe, Suite 3300• Houston, Texas 77057 • (713) 789-1400

FOR IMMEDIATE RELEASE	Contact:	Robert E. Warren
Steven D. Oldham
(713) 789-1400

Pride International Reports Fourth Quarter Results

      Houston, Texas, March 3, 2005 - Pride International, Inc. (NYSE: PDE) reported income from continuing operations for the fourth quarter of 2004 of $16,042,000 ($.11 per diluted share) on revenues of $448,058,000. For the same period in 2003, Pride reported a loss from continuing operations of $2,549,000 ($.02 per diluted share) on revenues of $397,888,000. For the year ended December 31, 2004, Pride reported income from continuing operations of $14,026,000 ($.10 per diluted share) on revenues of $1,712,200,000. For the year ended December 31, 2003, Pride reported income from continuing operations of $42,549,000 ($.31 per diluted share) on revenues of $1,565,806,000. Results for the first three quarters of 2004 and for 2003 have been restated as described below.

      Results for the fourth quarter of 2004 were affected by certain pre-tax items netting to $17,903,000 which increased diluted earnings per share by $.04. The items included a gain on sale of assets of $50,325,000 reduced by an asset impairment charge relating to certain land rigs and platform rigs of $24,897,000, executive severance costs of $1,084,000 and refinancing costs of $6,441,000.

      Results for the year ended December 31, 2004 were affected by pre-tax items totaling $19,257,000 which reduced earnings per share by $.13. The items included a total charge for executive severance costs of $3,933,000, total refinancing costs of $37,239,000 and damage costs from Hurricane Ivan of $3,513,000, together with the gain on sale of assets and asset impairment charge described above.

Discontinued Operations

      The Company has classified as “discontinued operations” in each period its fixed-fee rig construction business, which has now completed construction of four deepwater platform rigs for third parties. The Company does not intend to enter into additional business of this nature. During the fourth quarter, the Company realized an after tax gain of $1,379,000 related to positive commercial resolutions of certain contractual issues.

Reclassification and Prior Period Restatements

      The results in all periods also reflect a reclassification of certain costs from general and administrative costs to operating costs. The Company has changed its classification of these costs to more closely align its presentation to that of its industry peers.

      In addition, the quarterly and full-year results for 2004 and 2003 have been restated to correct certain errors related primarily to transactions initially recorded in periods from 1999 to 2002, but affecting periods from 1999 through 2004. The Company currently estimates that the cumulative effect for the nine months ended September 30, 2004 and the years ended December 31, 2003 and 2002 will result in an increase in net income or a reduction of net loss, as the case may be, for the periods of approximately $1,266,000, $2,495,000 and $812,000, respectively. The Company estimates that these items also will result in a cumulative decrease in net income for the years 1999 to 2001 of approximately $3,977,000 in the aggregate and a cumulative increase in net income for all years from 1999 to 2004 of approximately $596,000 in the aggregate. Because the Company has determined to restate its prior financial statements to correct the errors, it expects to file amendments to certain of its previously filed periodic reports. The Company is to complete its evaluation of these matters prior to the filing of its 2004 annual report on Form 10-K and such amendments. As a result of the evaluation, the Company could make further adjustments to the 2004 and 2003 results presented in this press release.

Asset Sales and Retirements

      The Company completed two transactions during the quarter in which it sold three jackup rigs for $71 million cash. The Company recorded a $32,738,000 gain (after tax) in connection with the transactions. The Pride West Virginia was sold for $60 million, and the Pride Kentucky and the Pride Illinois, two cold-stacked, mechanical mat-supported jackup rigs, were sold for $11 million, exclusive of specified drilling equipment, which the Company retained. The purchaser of the two mat-supported jackup rigs has indicated its intention to use the rigs as mobile offshore production units. The Company used the proceeds from these transactions to repay debt.

      During the fourth quarter of 2004, the Company retired 16 stacked land rigs as well as nine stacked shallow water platform rigs resulting in an impairment charge totaling $18,099,000 after tax.

      In the first quarter of 2005, one of the Company’s French subsidiaries sold the Energy Explorer IV (Pride Ohio) and received $40 million in cash. The Company also used the proceeds from this transaction to repay debt.

Operations

      The overall market for the Company’s drilling rigs continued to improve during the fourth quarter of 2004. In the U.S. Gulf of Mexico, segment results for the quarter improved sequentially over the third quarter of 2004, as well as over the fourth quarter of 2003, due to improving dayrates. Average daily jackup revenues during the fourth quarter of 2004 increased to $35,000, up from $26,200 during the prior year’s quarter and $32,000 during the third quarter of 2004.

      As planned, the Company conducted shipyard maintenance on the drillship Pride Africa and an in-field survey of the semisubmersible Pride North America during the fourth quarter. In addition, transit downtime for the mobilization of the jackups Pride North Dakota and Pride Mississippi significantly impacted the quarter. Accordingly, results from Eastern Hemisphere and Western Hemisphere operations declined from their third quarter levels.

      The Company’s Latin America Land and E&P Services segments improved substantially over the fourth quarter of 2003 as a result of increased utilization and pricing driven by strong demand. Results for the segments improved modestly on a sequential basis, as rig utilization remained strong throughout the quarter, especially in Argentina and Venezuela.

Debt Reduction

      As it previously announced, the Company reduced outstanding debt during the fourth quarter of 2004 by approximately $260 million, bringing the total debt repayment for the year to approximately $300 million. Success in the Company’s efforts to reduce working capital yielded approximately $160 million of funds applied to debt reduction during the fourth quarter. For the full year, a net working capital reduction of approximately $115 million was applied to debt reduction, with cash flow from operations contributing a similar amount, while proceeds from asset sales contributed $71 million toward the debt reduction results.

      Paul A. Bragg, President and Chief Executive Officer, commented, “The past year was a period of significant transformation and achievement for the Company. We reduced debt by $300 million. To further reduce our debt, we are currently pursuing potential asset sales in excess of $100 million. In addition, the anticipated conversion of our 2 1/2% convertible debentures would reduce debt by an additional $300 million along with a $300 million increase in equity.”

Audit/Sarbanes-Oxley

      Section 404 of the Sarbanes-Oxley Act of 2002 requires the Company to include an internal control report in its annual report on Form 10-K for the year ended December 31, 2004, which is to include management’s assessment of the effectiveness of the Company’s internal control over financial reporting as of the end of the fiscal year. That report also is required to include a statement that the Company’s independent auditors have issued an attestation report on management’s assessment of internal control over financial reporting.

      As of the date of this press release, the Company expects that it will report in its 2004 annual report on Form 10-K a material weakness in internal control over financial reporting related to the complexity and timeliness of the Company’s accounting close process caused primarily by the Company’s decentralization and manual processes. The Company has performed and may complete additional substantive testing of its results of operations for 2004 to compensate for these internal control issues. Based upon such testing to date, the Company believes that these internal control issues will not have a material impact on the Company’s financial information presented herein. The Company’s independent auditors have not completed their testing, and no assurances can be given that the Company’s completion of its 2004 annual report on Form 10-K, or testing related thereto, will not result in adjustments to the financial information provided herein or the identification of additional internal control deficiencies or material weaknesses.

      The Company cannot assure that the steps it has taken or is taking to address the internal control matters described above will be adequate, that one or more deficiencies will not ultimately be determined to be material weaknesses or that additional control deficiencies will not be identified. If the Company concludes that the matters identified above constitute a material weakness as expected, management will be unable to conclude that the Company’s internal control over financial reporting was effective as of December 31, 2004. A full discussion of the Company’s internal controls will be included in its 2004 annual report on Form 10-K.

      Because preparation and completion of the Company’s financial statements in connection with its 2004 annual report on Form 10-K are ongoing, the financial information presented in this press release is preliminary and subject to adjustment.

      The Company will host a conference call at 9:00 a.m. central time on Thursday, March 3, 2005 to discuss results for the quarter, recent events and management’s operational outlook. Individuals who wish to participate in the conference call may do so by dialing (800) 857-2747 in the United States or (210) 234-0007 outside of the United States. The conference leader will be Paul Bragg, President and Chief Executive Officer of Pride, and the password is “Pride.” The conference call will also be broadcast live, on a listen-only basis, over the Internet at http://phx.corporate-ir.net/phoenix.zhtml?p=irol-eventDetails&c=72166&eventID=1015128. A replay of the conference call, as well as an update of the contract status of the Company’s rig fleet, and historical financial statements, will be available on the Company’s corporate web site at http://www.prideinternational.com.

      Pride International, Inc., headquartered in Houston, Texas, is one of the world’s largest drilling contractors. The Company provides onshore and offshore drilling and related services in more than 30 countries, operating a diverse fleet of 290 rigs, including two ultra-deepwater drillships, 12 semisubmersible rigs, 29 jackup rigs, 20 tender-assisted, barge and platform rigs, and 227 land rigs.

PRIDE INTERNATIONAL, INC.
CONSOLIDATED STATEMENT OF OPERATIONS
(in thousands, except per share amounts)
(unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2004[1]	2003[1,2]	2004[1]	2003[1,2]
		RESTATED		RESTATED
Revenues	$448,058	$397,888	$1,712,200	$1,565,806
Costs of services, excluding depreciation and amortization	310,932	283,861	1,146,179	1,038,282
Impairment charges	24,898	–	24,898	–
Depreciation and amortization	66,304	63,430	265,311	250,882
General and administrative, excluding depreciation and amortization	21,598	21,320	74,497	56,263

Earnings from operations	24,326	29,277	201,315	220,379

Other income (expense)
Interest expense	(28,635)	(30,178)	(119,433)	(130,663)
Refinancing charges	(6,441)	–	(37,239)	(6,369)
Interest income	1,693	1,854	3,881	3,182
Other income, net	52,481	7,272	49,544	9,898

Other income (expense), net	19,098	(21,052)	(103,247)	(123,952)

Income from continuing operations before income taxes & minority interest	43,424	8,225	98,068	96,427
Income tax provision	22,852	6,044	61,731	33,982
Minority interest	4,530	4,730	22,311	19,896

Income (loss) from continuing operations	16,042	(2,549)	14,026	42,549

Discontinued operations
Income (loss) from discontinued operations	5,184	(51,563)	(27,281)	(98,442)
Income tax provision (benefit)	3,805	(18,047)	(9,549)	(34,455)

Income (loss) on discontinued operations	1,379	(33,516)	(17,732)	(63,987)

Net earnings (loss)	$17,421	$(36,065)	$(3,706)	$(21,438)

Net earnings (loss) per share:
Basic
Income (loss) from continuing operations	$0.12	$(0.02)	$0.10	$0.32
Discontinued operations	0.01	(0.25)	(0.13)	(0.48)

Net earnings (loss)	$0.13	$(0.27)	$(0.03)	$(0.16)

Diluted
Income (loss) from continuing operations	$0.11	$(0.02)	$0.10	$0.31
Discontinued operations	0.01	(0.25)	(0.13)	(0.41)

Net earnings (loss)	$0.12	$(0.27)	$(0.03)	$(0.10)

Shares used in per share calculations
Basic	136,170	135,291	135,821	134,704
Diluted	156,008	135,291	137,301	155,624

(1)	The three and twelve months ended December 31, 2004 and December 31, 2003 results reflect a reclassification of certain costs from “general and administrative expenses” to “operating expenses”. In addition, the results have been restated to reflect the discontinuation of operations for the fixed-fee construction line of business.

(2)	The three and twelve months ended December 31, 2003 have been restated to reflect corrections of certain errors. See the following table for a reconciliation of these periods.

Summary of 2003 Restatement

	2003
	As Reported[1]	Adjustments		Restated
Revenues	$1,565,806	$–		$1,565,806
Operating costs	1,039,661	(1,379	) (d)	1,038,282
Depreciation and amortization	249,222	1,660	(a) (b)	250,882
General and administrative	56,263	–		56,263

Earnings from operations	220,660	(281)		220,379
Other income (expense):
Interest expense	(133,227)	2,564	(a)	(130,663)
Other income (expense)	6,711	–		6,711

Income from continuing operations before Income taxes and minority interest	94,144	2,283		96,427
Income tax provision	33,325	657		33,982
Minority interest	20,765	(869)		19,896

Income from continuing operations	$40,054	$2,495		$42,549

	For the Quarter Ended December 31, 2003
	As Reported[1]	Adjustments		Restated
Revenues	$397,888	$–		$397,888
Operating costs	284,590	(729	) (d)	283,861
Depreciation and amortization	63,446	(16)	(a) (b)	63,430
General and administrative	21,320	–		21,320

Earnings from operations	28,532	745		29,277
Other income (expense):
Interest expense	(31,927)	1,749	(a)	(30,178)
Other income (expense)	9,126	–		9,126

Income from continuing operations before Income taxes and minority interest	5,731	2,494		8,225
Income tax provision	5,344	700	(c)	6,044
Minority interest	5,323	(593	) (b)	4,730

Income from continuing operations	$(4,936)	$2,387		$(2,549)

(1)	The three and twelve months ended December 31, 2004 and December 31, 2003 results reflect a reclassification of certain costs from “general and administrative expenses” to “operating expenses”. In addition, the results have been restated to reflect the discontinuation of operations for the fixed-fee construction line of business.

a)	Adjustments to the fair value of the debt assumed in the Company’s acquisition of the 73.6% of the joint venture that owned the Pride Carlos Walter and Pride Brazil and the calculation of charges associated with the subsequent refinancing of the debt.

b)	Adjustments for the over/under depreciation of certain rigs acquired since 1999.

c)	Adjustment due to a mathematical error in the calculation of a tax provision in 2002.

d)	Adjustments related to the reconciliation of vendor payable accounts and the reclassification of certain finance charges.